Exhibit 99.6

Consent to Reference in Proxy Statement/Prospectus

Hudson Capital Merger Sub I Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act’). In connection therewith, I hereby consent to the reference to me in the proxy statement/prospectus in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Nicholas H. Adler